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March 25, 2003

The Reserve Fund
1250 Broadway
New York, NY 10001

Ladies & Gentlemen:

I have acted as counsel to The Reserve Fund ("Trust"), a Massachusetts business trust in connection with the preparation and filing of its Registration Statement on Form N-1A (the "Registration Statement") covering shares of beneficial interest, no par value per share, of the Trust, on behalf of the Primary II, U.S. Government II and U.S. Treasury II Money Market Funds which are the subject of this filing.

I am a member of the Bar of the State of New York and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the laws of the United States, and the opinions set forth in this letter are limited to the laws of those jurisdictions.

I have examined copies of the Declaration of Trust and By-Laws of the Trust, the Registration Statement, and such other records, proceedings and documents, as I have deemed necessary for the purpose of this opinion. I have also examined such other documents, papers, statutes and authorities as I deemed necessary to form a basis for the opinion hereinafter expressed. In my examination of such material, I have assumed the genuineness of all signatures and the conformity to original documents of all copies.

Based upon the foregoing, assuming the law of Massachusetts to be the same as New York's on this issue, I am of the opinion that the shares of beneficial interest, no par value per share, of the Trust to be issued in accordance with the terms of the offering, as set forth in the Registration Statement, when so issued and paid for will constitute validly authorized and legally issued shares of beneficial interest, fully paid and non-assessable by the Trust.

Very truly yours,


Leonard Wallace
Reserve Funds